Filed Pursuant to Rule 424(b)(3)
Registration No. 333-259484

PROSPECTUS SUPPLEMENT NO. 14

(To Prospectus Dated June 6, 2022)

(Prospectus Supplement No. 1 Dated June 30, 2022)

(Prospectus Supplement No. 2 Dated July 11, 2022)

(Prospectus Supplement No. 3 Dated August 2, 2022)

(Prospectus Supplement No. 4 Dated August 11, 2022)

(Prospectus Supplement No. 5 Dated August 22, 2022)

(Prospectus Supplement No. 6 Dated August 26, 2022)

(Prospectus Supplement No. 7 Dated September 30, 2022)

(Prospectus Supplement No. 8 Dated October 7, 2022)

(Prospectus Supplement No. 9 Dated November 7, 2022)

(Prospectus Supplement No. 10 Dated November 14, 2022)

(Prospectus Supplement No. 11 Dated December 1, 2022)

(Prospectus Supplement No. 12 Dated December 12, 2022)

(Prospectus Supplement No. 13 Dated December 21, 2022)

Up to 13,426,181 Shares of Common Stock

This Prospectus Supplement No. 14 (this “Prospectus Supplement”) updates and supplements the prospectus dated June 6, 2022, as supplemented by Prospectus Supplement No. 1 dated June 30, 2022 and as further supplemented by Prospectus Supplement No. 2 dated July 11, 2022; Prospectus Supplement No. 3 dated August 2, 2022; Prospectus Supplement No. 4 dated August 11, 2022; Prospectus Supplement No. 5 dated August 22, 2022, Prospectus Supplement No. 6 dated August 26, 2022; Prospectus Supplement No. 7 dated September 30, 2022; Prospectus Supplement No. 8 filed on October 7, 2022; Prospectus Supplement No. 9 filed on November 7, 2022; Prospectus Supplement No. 10 dated November 14, 2022, Prospectus Supplement No. 11 dated December 1, 2022; Prospectus Supplement No. 12 dated December 12, 2022; and Prospectus Supplement No. 13 dated December 21, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended by that Post-Effective Amendment No. 1 on Form S-1 (“Post-Effective Amendment”), which Post-Effective Amendment was declared effective by the Securities and Exchange Commission on June 6, 2022 (Registration No. 333-259484). This Prospectus Supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K for December 20, 2022, filed with the Securities and Exchange Commission on December 21, 2022 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the offer and sale from time to time by 3i, LP, a Delaware limited partnership (“3i, LP”), or their permitted transferees that may be identified in the Prospectus by prospectus supplement (the “Selling Stockholders”) of up to 13,426,181 shares of Common Stock consisting of:

●	up to 2,180,497 shares of Common Stock issued upon conversion of 20,000 shares of our Series A Preferred Stock originally issued in a private placement to 3i, LP, based upon an initial conversion price of $9.906 and stated par value of $1,080 (which stated par value includes a one-time dividend equal to an 8% increase in the original stated par value of $1,000), or any adjustments thereto. See the section titled “Business - The Private Placement (PIPE Financing);”

●	up to 2,018,958 shares of Common Stock issuable upon exercise of the PIPE Warrant based upon an exercise price of $9.906; and

●	up to 9,226,726 additional shares of Common Stock that may be issuable upon conversion of our Preferred Stock using the Floor Price of $1.9812 or any adjustments thereto. See the section titled, “Description of Our Capital Stock — The Series A Preferred Stock.” This amount also includes 505,740 shares allocated to the exercise of the PIPE Warrant to comply with our obligation to register 125% of the number of shares of our Common Stock issuable upon the exercise of the PIPE Warrant. See the section titled, “Description of Our Capital Stock — PIPE Warrant.”

The shares of Common Stock covered by the Prospectus and this Prospectus Supplement were registered pursuant to the terms of a registration rights agreement between us and 3i, LP. We will not receive any proceeds from the sale of shares of Common Stock offered for resale by the Selling Stockholders, although we may receive up to $20 million in gross proceeds if the Selling Stockholders exercise the PIPE Warrant in full.

We are an “emerging growth company” and a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus, together with this Prospectus Supplement, complies with the requirements that apply to an issuer that is an emerging growth company and a smaller reporting company. We are incorporated in Delaware.

This Prospectus Supplement should be read in conjunction with the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our Common Stock is listed on the NASDAQ Global Market under the symbol “ALLR.” On December 22, 2022, the last reported sale price of our Common Stock was $0.24 per share. As of December 22, 2022, we had 14,428,362 shares of Common Stock outstanding, which includes any shares issuable pursuant to notice of conversion dated December 22, 2022.

Since December 2021 pursuant to a series of exercise of conversion of shares of Series A Preferred Stock by 3i, LP, we issued 6,352,538 shares of Common Stock to 3i, LP, which includes shares issuable pursuant to notice of conversion dated December 22, 2022. Accordingly, as of December 22, 2022, we had 13,899 shares of Series A Preferred Stock issued and outstanding.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 13 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 22, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2022

ALLARITY THERAPEUTICS, INC.

(Exact name of registrant as specified in our charter)

Delaware	001-41160	87-2147982
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Broadway, Suite 201 Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

(401) 426-4664

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ALLR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported on October 12, 2022, Allarity Therapeutics, Inc. (the “Company”) received a notice (the “Notice”) from the staff of The Nasdaq Stock Market LLC (“Nasdaq”) notifying it that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022, did not satisfy the continued listing requirement under Nasdaq Listing Rule 5450(b)(1)(A) (the “Rule”) for the Nasdaq Global Market, which requires that a listed company’s stockholders’ equity be at least $10.0 million. The Notice also requested that the Company submit a plan to regain compliance with the Rule.

After discussions with the Nasdaq staff, on December 12, 2022, the Company submitted its plan to regain compliance with the Rule, which plan included the raising of additional capital and seeking to phase down to Nasdaq Capital Market and meeting the listing requirements of the Nasdaq Capital Market, including the $2.5 million stockholder’s equity requirement by the end of the first quarter of March 31, 2023. On December 21, 2022, the Company received notification from the Nasdaq staff that they have granted the Company an extension of time until April 10, 2023, to regain and evidence compliance with the Rule.

No assurance can be given that the Company will be able to regain compliance with the Rule by April 10, 2023, as well as meet other notifications of deficiency subject to previous disclosure on Form 8-K (See Form 8-Ks filed with the SEC on November 25, and December 20, 2022).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allarity Therapeutics, Inc.

	By:	/s/ James G. Cullem
James G. Cullem
Chief Executive Officer

Dated: December 22, 2022

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